Exhibit 99.1

Contacts: Dan Cox and David Lam Riverview Bancorp, Inc. 360-693-6650

Nicole Sherman Named President and Chief Executive Officer of Riverview Bancorp

Vancouver, WA – June 21, 2024 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today announced that Nicole Sherman has been named President and Chief Executive Officer of Riverview Bancorp and Riverview Bank, effective July 01, 2024. She also will join the Boards of Directors of both the Company and the Bank.

“With over 25 years of proven experience growing community banking organizations, including the past 20 years in the Pacific Northwest, Nicole Sherman is the right person to lead Riverview into the future,” said Gerald L. Nies, Chairman of the Board. “Nicole has an established record of building a high-performance banking culture, and we are excited about the expertise, energy and professionalism that she brings to Riverview.”

Ms. Sherman is well-known as a catalyst for financial innovation and regarded as a brilliant change agent and unwavering positive force in the industry. She is a “leader builder” throughout organizations and does so by her actions, work ethic, high standards and dedicated coaching and mentoring of others. As a visionary and an architect of momentum, Ms. Sherman leverages past accomplishments to fuel future innovation. Her “live on purpose, lead with intention” philosophy and dedication inspires others to see their greatness and bring that level of engagement every single day.  This past March, Ms. Sherman served as the Greater Chamber of Commerce’s keynote speaker at the Inspire Her Conference.

Ms. Sherman brings over 25 years of experience at the Chief, Executive and Senior VP levels with organizations such as Columbia Bank, Utah First, Numerica Credit Union, AmericanWest Bank, and Zions Bank. Her expertise ranges from Retail and Digital Banking, Commercial and Business Banking to Wealth Management including Private Banking and Financial Services, as well as Corporate Marketing and Communications, DEIBA and Community Impact and Philanthropy.

Additionally, Ms. Sherman has led through 10 successful mergers and acquisitions throughout her career. Known for her paramount presentation style, she is a Keynote and Transformational Speaker.  Since 2003, Ms. Sherman has been a top-rated faculty member at Pacific Coast Banking School (PCBS) at the University of Washington, Foster School of Business and was named 2023 Instructor of the Year.

“I am thrilled to join the team at Riverview,” said Ms. Sherman. “Riverview is an organization with an unwavering dedication to serving its clients and its communities, and I look forward to leading our efforts in support of that commitment. I am confident that our deeply dedicated team is capable of growing Riverview as we capitalize on opportunities taking place within the banking industry.”

Over the past nine months, Dan Cox has served as the bank’s acting CEO/President. Dan will now focus full-time on his role as EVP, Chief Operating Officer. “We are grateful for all that Dan has done for Riverview through this transition.  He has demonstrated immense leadership while guiding our organization. We continue to rely on his leadership and significant contribution to Riverview’s mission and strategic vision,” said Nies.

RVSB Press Release
June 21, 2024

Riverview’s CEO selection committee engaged J. Scott Petty, Managing Partner of Chartwell Partner’s Financial Services Practice to conduct an extensive national search.  “Scott and his team did a fantastic job guiding our committee through the selection process,” said Stacey Graham, Riverview Board of Director member and chair of the selection committee.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.52 billion at March 31, 2024, it is the parent company of the 101-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.